Exhibit 10.1

Execution Version

SEPARATION AGREEMENT

by and among

LOEWS CORPORATION,

LORILLARD, INC.,

LORILLARD TOBACCO COMPANY,

LORILLARD LICENSING COMPANY, LLC,

ONE PARK MEDIA SERVICES, INC.

and

PLISA S.A.

Dated as of May 7, 2008.

TABLE OF CONTENTS
Page

ARTICLE I

DEFINITIONS

i

  ii

SEPARATION AGREEMENT

SEPARATION AGREEMENT, dated as of May 7, 2008, by and among LOEWS CORPORATION, a Delaware corporation (“Loews”), LORILLARD, INC., a Delaware corporation (“Lorillard”), LORILLARD TOBACCO COMPANY, a Delaware corporation, LORILLARD LICENSING COMPANY, LLC, a North Carolina limited liability company, ONE PARK MEDIA SERVICES, INC., a Delaware corporation, and PLISA S.A., a Swiss société anonyme.

WHEREAS, Loews is and will remain the owner of all of the issued and outstanding shares of common stock of Lorillard until the Effective Date (as defined below); and

WHEREAS, in accordance with its certificate of incorporation and applicable law, the Board of Directors of Loews has determined to distribute Loews’s entire ownership interest in Lorillard to the holders of Loews’s Carolina Group stock (“CG Stock”) and Loews common stock in several integrated transactions by which Lorillard will become a separate public company; and

WHEREAS, Loews and Lorillard acknowledge and agree that the Separation will benefit both Loews and the Lorillard Group as more fully described in the Registration Statement; and

WHEREAS, Loews and Lorillard acknowledge and agree that Lorillard has always operated as an independent subsidiary of Loews, although from time to time plaintiffs have named Loews as a defendant in Actions allegedly arising out of the business and activities of Lorillard and other members of the Lorillard Group, and may do so in the future; and

WHEREAS, each member of the Lorillard Group acknowledges that Loews is not a proper party in any Action of the type referred to in the preceding clause, and is not responsible for any costs or damages which may arise from any such Action and, accordingly, it would be appropriate to indemnify the Loews Group in respect thereof; and

WHEREAS, Loews acknowledges that Lorillard, as an independent company, would not be a proper party to any Action based on the actions of Loews, and, accordingly, it would be appropriate to indemnify the Lorillard Group in respect thereof.

NOW, THEREFORE, in contemplation of Lorillard ceasing to be wholly-owned by Loews and for good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Action” means any claim, action, cause of action, suit, proceeding, demand or investigation, whether civil, criminal, administrative, investigative or other.

“Agreement” and “hereof” and “herein” means this Separation Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and refers to the Agreement as the same may be in effect at the time such reference becomes operative.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

“Carryback Item” means any net operating loss, net capital loss, excess tax credit or other similar Tax item which may or must be carried from one taxable period to another taxable period under the Code or other applicable Tax law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contingent Dividend” shall have the meaning ascribed to such term in the Registration Statement.

“Deconsolidation Date” means the date of the Deconsolidation Event.

“Deconsolidation Event” means any event or transaction occurring on or after the Effective Date, including the Separation or any component thereof, that causes Lorillard to no longer be eligible to be included in the Loews Consolidated Group for Federal Income Tax purposes.

“Effective Date” shall mean the closing date of the Redemption.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Offer” shall have the meaning ascribed to such term in the Registration Statement.

“Federal Income Tax” means any Tax imposed under Subtitle A of the Code and any related interest and any penalties, additions to such Tax, or additional amounts imposed with respect thereto.

“Filings” means annual audited financial statements, annual reports to stockholders, annual, quarterly and current reports issued or filed pursuant to or under the Exchange Act and any registration statements, prospectuses and other filings made with the SEC prior to, on or after the Effective Date, other than the Registration Statement.

“Final Determination” means a determination within the meaning of Section 1313(a) of the Code or any similar provision of state or local Tax law.

“Governmental Entity” means any federal, national, state, provincial, local, foreign, international or other court, government, department, commission, board, bureau or agency, authority (including, but not limited to, any central bank or taxing authority) or instrumentality (including, but not limited to, any court, tribunal or grand jury).

“Group” means either the Loews Group or the Lorillard Group, as applicable.

 “IRS” means the Internal Revenue Service.

“Keepwell” means any guaranty, keepwell, net worth or financial condition maintenance agreement of or by any member of the Loews Group provided to any Person with respect to any actual or contingent obligation of any member of the Lorillard Group.

“Liabilities” means any and all debts, liabilities, costs, expenses and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, known or unknown, or determined or determinable, including those arising under any law, claim, demand or Action (whether asserted or unasserted), or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental entity, and those arising under any contract, in tort or otherwise, or any fines, damages or equitable relief which may be imposed, and including all costs and expenses related thereto.

“Loews Consolidated Group” means an affiliated group of corporations within the meaning of Section 1504(a) of the Code, of which Loews is the common parent corporation, that has filed consolidated Federal Income Tax Returns.

“Loews Group” means, collectively, Loews and all of its direct and indirect Subsidiaries now or hereafter existing and their respective successors, other than members of the Lorillard Group.

“Lorillard Group” means, collectively, Lorillard, Lorillard Tobacco Company, Lorillard Licensing Company, LLC, One Park Media Services, Inc., Plisa S.A., all of Lorillard’s other direct and indirect Subsidiaries now or hereafter existing and each of their respective predecessors and successors.

“Losses” means with respect to any Person, all losses, damages (whether compensatory, punitive, consequential, multiple or other), judgments, settlements, assessments, equitable or injunctive relief or disgorgements, Taxes and, to the extent incurred, other Liabilities, including all punitive damages and criminal and civil fines and penalties suffered by such Person, and including all costs, expenses and interest relating thereto (including, but not limited to, all expenses of investigation and preparation for defense, all accountant or attorneys’ fees and all other out-of-pocket expenses incurred), regardless of whether any such Losses relate to or arise out of such Person’s own alleged or actual negligent or grossly negligent conduct, reckless conduct or intentional misconduct.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association or other entity and any trust, unincorporated organization or government or any agency or political subdivision thereof or any other Governmental Entity.

“Post-Deconsolidation Period” means any taxable year or other taxable period beginning after the Deconsolidation Date and, in the case of any taxable year or other taxable period that begins on or before and ends after the Deconsolidation Date, that part of the taxable year or other taxable period that begins after the Deconsolidation Date.

“Pre-Deconsolidation Period” means any taxable year or other taxable period that ends on or before the Deconsolidation Date and, in the case of any taxable year or other taxable period that begins on or before and ends after the Deconsolidation Date, that part of the taxable year or other taxable period that ends on the Deconsolidation Date.

“Prime Rate” means the rate of interest per annum published in The Wall Street Journal as the Prime Rate, as in effect from time to time.

“Proposed Acquisition Transaction” means a transaction or series of related transactions (or any agreement, understanding, arrangement or substantial negotiations, within the meaning of Section 355(e) of the Code and Regulations, to enter into a transaction or series of related transactions), as a result of which (i) Lorillard would merge or consolidate with any other Person or (ii) any Person or group of Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise) from Lorillard and/or one or more of its stockholders, respectively, any amount of stock of Lorillard, that would, when combined with any other changes in ownership of the stock of Lorillard pertinent for purposes of Section 355(e) of the Code and Regulations, comprise more than 35% of the total combined voting power or total value of all outstanding stock of Lorillard as of the date of such transaction or, in the case of a series of transactions, the date of the last transaction of such series.   In determining whether a transaction constitutes an indirect acquisition for purposes of the preceding sentence, any recapitalization resulting in a shift of voting power or any redemption of shares of stock (including any redemption of Lorillard equity pursuant to the exception in Section 4.3(b)(iii)) shall be treated as an indirect acquisition of stock by the non-exchanging stockholders.   This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and Regulations and shall be interpreted accordingly by Loews, in its sole and absolute discretion, which discretion shall be exercised in good faith.

“Prospectus” means, collectively, the prospectuses included in the Registration Statement, and in the form filed with the SEC pursuant to Rule 424 under the Securities Act, as amended or supplemented by any prospectus supplement and by all other amendments and supplements to such prospectuses, including post-effective amendments and all material incorporated by reference in such prospectuses.

“Redemption” shall have the meaning ascribed to such term in the Registration Statement.

“Registration Statement” means the registration statement on Form S-4 of Lorillard (No. 333-149051) filed with the SEC under the Securities Act, including the Prospectus relating thereto, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement and Prospectus.

“Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant taxable year or other taxable period.

“Regulation S-K” means Regulation S-K of the General Rules and Regulations under the Securities Act.

“Regulation S-X” means Regulation S-X of the General Rules and Regulations under the Securities Act.

“Ruling Request” means the request for rulings submitted by Loews to the IRS related to the Separation, including the exhibits attached thereto, and all related supplements.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Separation” has the meaning set forth in the Registration Statement.

“Separation Date” shall mean the latest of (i) the Effective Date, (ii) the day of the closing of the Exchange Offer, or (iii) the day of the distribution of the Contingent Dividend.

“Separation Tax Liability” shall mean (i) any Taxes imposed on, increase in Taxes incurred by, or reduction of a Tax Asset of any member of the Loews Group, pursuant to a Final Determination resulting from, or arising in connection with, the failure of the Separation to qualify as tax-free under Section 355 of the Code (including, without limitation, any Tax resulting from the application of Section 355(d) or Section 355(e) of the Code to the Separation) or any corresponding provisions of any successor statute and any similar provision of state or local Tax law, and (ii) any and all Losses of any member of the Loews Group resulting from, based upon, arising out of or otherwise in respect of the failure of the Separation to qualify as tax-free under the Code (or any similar provision of state or local Tax law).

“Subsidiary” means with respect to any Person (i) a corporation, 50% or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person, (ii) any partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns 50% or more of the equity thereof or economic interest therein or has the power to elect or direct the election of 50% or more of the members of the governing body of such entity or otherwise has control (including shared control) over such entity (e.g., as a general partner of a partnership or a managing member of a limited liability company), or (iii) any other Person which would be considered a subsidiary of such Person within the meaning of Regulation S-K or Regulation S-X.

“Tax” or “Taxes” means all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any Governmental Entity, including, without limitation, income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, estimated, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, and including any interest, penalties, charges or additions attributable thereto.

“Tax Asset” means any Tax item of loss, deduction or credit, or other attribute that has not been used during a taxable period and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, unused investment tax credit, unused foreign tax credit, research and experimentation credit, excess charitable deduction, credit related to alternative minimum tax, or any other unused Tax credit.

“Tax Certificate” means the officer’s certificate of Loews, dated as of May 5, 2008, provided to Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) in connection with the Tax Opinion.

“Tax Contest” means an audit (including the Compliance Assurance Process), claim, dispute, suit, action, proposed assessment, review, examination, or other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Opinion” means the written opinion to be delivered by Skadden to Loews in connection with the Separation to the effect that the Separation will qualify as tax-free under Section 355 of the Code to Loews and Loews’s stockholders (except with respect to cash received by Loews’s stockholders in lieu of fractional shares of Lorillard common stock).

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Governmental Entity, or any bill for or notice related to ad valorem or other similar Taxes received from a Governmental Entity, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Third Party Claim” means any Action made against any member of either the Loews Group or the Lorillard Group by any Person that is not a member of either Group.

Section 1.2     Other Definitions.

Term	Defined in Section
“AAA”	6.2
“Agreement Disputes”	6.1

“CFO”	4.8
“CG Option”	7.1
“CG SAR”	7.1
“CG Stock”	Preamble
“Dispute Notice”	6.1
“Indemnified Party”	3.4(a)
“Indemnifying Party”	3.4(a)
“Loews”	Preamble
“Loews Filed Tax Return”	4.2(a)(i)
“Loews Taxes”	4.2(c)(i)
“Lorillard”	Preamble
“Lorillard Filed Tax Return”	4.2(a)(ii)
“Lorillard Taxes”	4.2(c)(ii)
“Prohibited Acts”	4.3(b)(viii)
“Repayment Amount”	4.2(b)(iii)
“Rules”	6.2
“Ruling”	4.3(a)(i)
“Tax Advisor”	4.8
“Tax Benefit”	4.2(b)(iii)
“Tax Dispute”	4.8
“Tax Materials”	4.3(a)(i)
“Tax Records”	4.6(c)

ARTICLE II

ALLOCATION OF COSTS AND EXPENSES

Section 2.1    Allocation of Costs and Expenses.

(a)    Lorillard shall pay (or, to the extent incurred by and paid for by any member of the Loews Group, will promptly reimburse such member of the Loews Group for any and all amounts so paid) for:

    (i)    all fees, costs and expenses (including fees and expenses of counsel) related to Lorillard’s organizational documents;

    (ii)   all fees, costs and expenses (including fees and expenses of counsel) related to the listing of Lorillard common stock on any domestic or foreign securities exchange and associated costs;

    (iii)          all fees, costs and expenses (including fees and expenses of counsel) related to the preparation of (1) documents related to Lorillard’s employee benefit plans, retirement plans and equity-based plans to be in effect following the Separation, (2) the descriptions thereof in the Registration Statement and Prospectus, and (3) the “Management” section of the Registration Statement and Prospectus;

    (iv)         all fees, costs and expenses (including fees and expenses of counsel) of the independent accountants associated with the financial statements, management’s discussion and analysis of Lorillard’s financial condition and results of operation and the other financial information of Lorillard set forth in the Registration Statement and Prospectus; and

    (v)          50% of the fees payable to Lehman Brothers for financial advisory services in connection with the Separation.

        (b)    Loews shall pay (or, to the extent incurred by and paid for by any member of the Lorillard Group, will promptly reimburse such member of the Lorillard Group for any and all amounts so paid) for:

    (i)    all fees, costs and expenses (including fees and expenses of counsel) related to the Ruling Request;

    (ii)    all fees, costs and expenses (including fees and expenses of counsel) of the independent accountants associated with the pro forma financial information of Loews set forth in the Registration Statement and Prospectus, and with the issuance of a comfort letter with respect to the Registration Statement;

    (iii)           50% of the fees payable to Lehman Brothers for financial advisory services in connection with the Separation;

    (iv)           100% of the fees payable to Morgan Stanley & Co. Incorporated and J.P. Morgan for financial advisory services in connection with the Separation; and

    (v)            100% of the fees payable to any dealer manager in the Exchange Offer.

(c)    Except as otherwise provided in Section 2.1(a) and Section 2.1(b), Lorillard and Loews shall each pay 50% of the aggregate fees, costs and expenses (including fees and expenses of counsel) incurred by them and their Subsidiaries in connection with the Separation, including, but not limited to:

    (i)             all fees, costs and expenses (including fees and expenses of counsel) related to the preparation, negotiation, execution, printing and filing, as required, of this Agreement and all of the other documents, agreements, forms, applications, contracts or consents related to the Separation;

    (ii)             all fees, costs and expenses (including fees and expenses of counsel) related to the preparation, printing, filing and distribution, as required, of the Registration Statement and Prospectus, including all fees, costs and expenses of complying with applicable federal, state or foreign securities laws and domestic or foreign securities exchange rules and regulations; and

    (iii)            all registration fees paid to the SEC in connection with the Registration Statement.

To the extent that Loews or Lorillard previously shall have paid an amount in excess of its 50% share of the fees, costs and expenses referred to in this Section 2.1(c), Lorillard or Loews, as the case may be, shall reimburse the other for such excess payment.

           (d)     The allocations provided for in this Section 2.1 shall not apply to the extent that Article III, Article IV or Article VI otherwise address the responsibilities of any party with respect to any fees, costs or expenses.

ARTICLE III

RELEASE AND INDEMNIFICATION

Section 3.1     Release of Pre-Separation Claims.

(a)    Except as otherwise provided in this Agreement, each member of the Lorillard Group remises, releases and forever discharges Loews and all Persons who at any time prior to the Effective Date have been stockholders, directors, officers, or employees of Loews (in their respective capacities as such) (the “Loews Releasees”), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities owed by Loews or any of the Loews Releasees to any member of the Lorillard Group, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Date, including in connection with all activities to implement the Separation.

(b)    Except as otherwise provided in this Agreement, Loews remises, releases and forever discharges each member of the Lorillard Group and all Persons who at any time prior to the Effective Date have been directors, officers, or employees of any member of the Lorillard Group (in each case, in their respective capacities as such)(the “Lorillard Releasees”), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities owed by any member of the Lorillard Group or any of the Lorillard Releasees to Loews, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Date, including in connection with all activities to implement the Separation.

(c)    Lorillard shall not make, and shall not permit any member of the Lorillard Group to make, any claim or demand or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Loews or any other Person released pursuant to Section 3.1(a) with respect to any Liabilities released pursuant to Section 3.1(a). Loews shall not make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Lorillard or any member of the Lorillard Group, or any other Person released pursuant to Section 3.1(b), with respect to any Liabilities released pursuant to Section 3.1(b).

(d)         It is the intent of each of Loews and Lorillard by virtue of the provisions of this Section 3.1 to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Effective Date between or among Lorillard or any member of the Lorillard Group, on the one hand, and Loews, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Effective Date), except as expressly set forth in Section 3.1(e). At any time, at the request of Loews or Lorillard, as the case may be, any party shall execute and deliver a release reflecting the provisions of this Section 3.1.

(e)    Notwithstanding the foregoing, nothing contained in this Section 3.1 shall impair any right of any Person to enforce this Agreement in accordance with its terms.

(f)    This Section 3.1 shall not apply to any matters to which Article IV applies.

Section 3.2     General Cross Indemnification.

(a)    Each member of the Lorillard Group, jointly and severally, shall indemnify and hold harmless each member of the Loews Group and each of its officers, directors, and employees against any and all Losses arising out of Actions, including, without limitation, Losses arising out of, resulting from or in connection with any Action, whether grounded in tort, contract, statute or otherwise, whether now pending or hereafter asserted, which may arise out of, pertain to or be in connection with any of the following, and whether occurring before, on or after the Effective Date:

    (i)    any breach by any member of the Lorillard Group of all or any portion of this Agreement, or any other acts or omissions by any member of the Lorillard Group arising out of the performance of its obligations under this Agreement;

    (ii)    the ownership or the operation of the assets or properties of, and the operation or conduct of the business of, including contracts entered into by, any member of the Lorillard Group;

    (iii)    any matter relating, directly or indirectly, to the tobacco or cigarette business, including without limitation any health-related claim, the use of any tobacco products (including, without limitation, flavorings, filters, wrappers, or other elements used in the manufacturing of tobacco products), the manufacture, sale, promotion, distribution, or marketing of any tobacco products, or exposure to tobacco products, such as environmental tobacco smoke, whether or not such products relate to any member of the Lorillard Group;

    (iv)    any employee, former employee, or independent contractor of any member of the Lorillard Group (or the termination of any such relationship), or any employee benefit plan, program, agreement or arrangement sponsored by or contributed to by any member of the Lorillard Group or to which any member of the Lorillard Group is, or at any time was, a party;

    (v)    any other activities, action or inaction on the part of any member of the Lorillard Group or its officers, directors, employees, affiliates acting as such (other than a member of the Loews Group acting as such), fiduciaries or agents, excluding any action expressly permitted hereunder;

    (vi)    any Keepwell; and

    (vii)                 any untrue statement or alleged untrue statement of a material fact contained in any Filing of any member of the Loews Group, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with respect to information, if any, relating to a member of the Lorillard Group and provided to Loews by or on behalf of a member of the Lorillard Group or derived from the records of any member of the Lorillard Group.

(b)    Loews shall indemnify and hold harmless each member of the Lorillard Group and each of its officers, directors, and employees against any and all Losses arising out of Actions, including, without limitation, Losses arising out of, resulting from or in connection with any Action, whether grounded in tort, contract, statute or otherwise, whether now pending or hereafter asserted, which may arise out of, pertain to or be in connection with any of the following, and whether occurring before, on or after the Effective Date:

    (i)    any breach by Loews of all or any portion of this Agreement, or any other acts or omissions by Loews arising out of the performance of its obligations under this Agreement;

    (ii)    any other activities, action or inaction on the part of Loews or its officers, directors, employees, fiduciaries or agents, excluding any action expressly permitted hereunder; and

    (iii)    any untrue statement or alleged untrue statement of a material fact contained in any Filing of any member of the Loews Group, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with respect to information, if any, not relating to any member of the Lorillard Group.

(c)    The indemnification obligations contained in this Section 3.2 shall be applicable whether or not any Action or the facts or transactions giving rise to such Action arose prior to, on or subsequent to the Effective Date and whether or not the Action giving rise to any claim for indemnification is valid.

Section 3.3     Registration Statement Indemnification.

(a)    Each member of the Lorillard Group, jointly and severally, shall indemnify and hold harmless each member of the Loews Group and each of its directors, officers, and employees from and against any and all Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such untrue statement or omission or alleged untrue statement or omission was made in reliance upon and in conformity with information relating to Loews and furnished in writing by Loews expressly for use in the Registration Statement or Prospectus.

(b)    Loews shall indemnify and hold harmless Lorillard and each of its directors, officers, and employees from and against any and all Losses arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as such untrue statement or omission or alleged untrue statement or omission was made in reliance upon and in conformity with information relating to Loews and furnished in writing by Loews expressly for use in the Registration Statement or Prospectus.

(c)    The parties agree that the statements set forth in the Registration Statement and Prospectus under the following captions constitute the only information relating to Loews furnished in writing by Loews expressly for use in the Registration Statement or Prospectus:

(i)	“Summary—Loews”,—The Carolina Group” and “The Redemption”;

(ii)	“Transaction Background”;

(iii)	“The Redemption”, excluding “-Listing and Trading of Lorillard Common Stock”;

(iv)	“Market Price of and Dividends on Common Equity and Related Matters—Historical Market
Value of Loews Common Stock”, “—Historical Market Value of Carolina Group Stock” and “—Holders”;

(v)	“Documents Incorporated by Reference”;

(vi)	“Loews Corporation and Subsidiaries Pro Forma Financial Information”;

(vii)	the cover page of the Offer to Exchange;

(viii)	“Questions and Answers About the Exchange Offer”;

(ix)	“Summary—The Exchange Offer”, “—Effects of the Separation on Loews” and “—Summary Pro
Forma Financial Information of Loews”;

(x)	“Risk Factors Relating to the Exchange Offer”;

(xi)	“Terms of the Exchange Offer”;

(xii)	“Contingent Dividend Distribution”;

(xiii)	“Transactions Concerning Loews Common Stock”;

(xiv)	“Comparison of Rights of Holders of Loews Common Stock and Lorillard Common Stock”, except for the description of Lorillard common stock;

(xv)	“Capitalization of Loews” and,

(xvi)	“Certain U.S. Federal Income Tax Consequences”.

Section 3.4     Notice and Defense of Claims.

(a)    If any Action shall be brought against any Person entitled to indemnification pursuant to this Agreement (each, an “Indemnified Party”) in respect of which indemnity may be sought, such Indemnified Party shall promptly notify the applicable party or parties obligated under this Agreement to indemnify such Indemnified Party (each, an “Indemnifying Party”), and such Indemnifying Party shall assume the defense thereof, including employment of counsel and payment of all fees and expenses.  The failure of the Indemnified Party to give notice as provided in this Section 3.4 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is materially prejudiced by the failure to give notice.

(b)    When an Indemnified Party reasonably determines that an Action is likely to proceed to trial or that it is otherwise appropriate that the Indemnified Party be separately represented, such Indemnified Party shall have the right to employ separate counsel in such Action and to participate in the defense thereof at the expense of the Indemnifying Party.  Prior to employing separate counsel, the Indemnified Party shall provide notice to the Indemnifying Party of its intention to employ separate counsel.  It is understood, however, that Indemnifying Party shall, in connection with any one such Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified parties not having actual or potential differing interests among themselves.

(c)    The Indemnified Party shall submit to the Indemnifying Party not less frequently than quarterly, copies of invoices from separate counsel, and the Indemnifying Party shall reimburse the Indemnified Party for uncontested fees and expenses within thirty (30) days of the receipt of such invoices.  Any fees and expenses objected to by the Indemnifying Party as not reasonable shall be subject to the dispute resolution provisions of Article VI of this Agreement.

(d)    All indemnification payments due under this Agreement shall be made by wire transfer of immediately available funds to a bank account of the Indemnified Party.  Late payments shall be subject to interest at a rate per annum equal to the then effective Prime Rate plus two hundred (200) basis points (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(e)    An Indemnified Party shall not settle or compromise any Action for which indemnification hereunder has been sought by the Indemnified Party without first providing notice to the Indemnifying Party, unless the Indemnifying Party has failed to assume and prosecute the defense of such Action in accordance with this Agreement.  Such notice to be provided by the Indemnified Party will include a reasonable opportunity for the Indemnifying Party to consent to the settlement or compromise, or to object on the basis that the settlement or compromise will materially impair the rights or defenses of the Indemnifying Party in the same or similar Actions.

(f)

    (i)    If an Action for which indemnification hereunder has been sought by the Indemnified Party is settled or compromised by the Indemnified Party despite the assumption of the defense by the Indemnifying Party and the written objection of the Indemnifying Party that such settlement or compromise will materially impair the rights and defenses of the Indemnifying Party in the same or similar Actions, the Indemnified Party shall not be entitled to indemnification pursuant to this Agreement for any amounts paid pursuant to such settlement or compromise unless it shall be determined thereafter in accordance with Article VI hereof that such settlement or compromise did not materially impair the rights and defenses of the Indemnifying Party in the same or similar Actions.

    (ii)    If an Action for which indemnification hereunder has been sought by the Indemnified Party is settled or compromised by the Indemnified Party either with the consent of the Indemnifying Party or where the Indemnifying Party has failed to assume and prosecute the defense of such Action in accordance with this Agreement, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party, to the extent provided by this Article III, from and against any Losses relating to such Action, including Losses incurred by reason of such settlement.

    (iii)    If a final judgment for plaintiff is entered in any Action for which indemnification hereunder has been sought by the Indemnified Party, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party, to the extent provided in this Article III, from and against any Losses relating to such Action, including Losses incurred by reason of such judgment.

        (g)    The provisions of this Article III shall determine the respective indemnification obligations and rights of the parties to this Agreement, but shall not be deemed to prevent or impair the absolute right of any member of the Loews Group or the Lorillard Group from assuming the defense of, or effecting any settlement or compromise of, any Action to which it is a party, which rights are expressly permitted hereunder.

Section 3.5     Contribution.

(a)    If the indemnification provided for in this Article III is unavailable to an Indemnified Party under Section 3.3 in respect of any Losses referred to therein, or if such indemnification is insufficient to hold the Indemnified Party harmless, then an Indemnifying Party, in lieu of or in addition to indemnifying such Indemnified Party, as the case may be, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party on the one hand and the applicable Indemnified Party on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party on the one hand or Indemnified Party on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b)    The parties agree that it would not be just and equitable if contribution pursuant to this Section 3.5 were determined by a pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 3.5(a).  The amount paid or payable by an Indemnified Party as a result of the Losses referred to in Section 3.5(a) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating any claim or defending any such Action.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 3.6     Subrogation.

Upon indemnification of the Losses under this Agreement, the Indemnifying Party shall be subrogated to the rights of the Indemnified Party against insurers or other third parties with respect to such assumed or indemnified amount. It is expressly agreed that no insurer or any other third party shall be (i) entitled to a benefit (as a third party beneficiary or otherwise) it would not be entitled to receive in the absence of Section 3.2 or Section 3.3 of this Agreement, (ii) relieved of the responsibility to pay any insured claims or indemnified claims or any other claims for which it is obligated or (iii) entitled to any subrogation rights with respect to any obligation hereunder.  The Indemnified Party shall, upon request, provide a formal assignment of a claim against an insurer or other third party to the Indemnifying Party with respect to the assumed or indemnified amount or shall otherwise reasonably cooperate at the Indemnifying Party’s request and expense, with any attempt by the Indemnifying Party to recoup assumed or indemnified amounts from insurers or other third parties.

Section 3.7     Other Matters.

(a)    No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened Action in respect of which any Indemnified Party is a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party and each of its officers, directors, and employees from any liability, penalty, admission of wrongdoing, restraint or other obligation with respect to claims that are the subject matter of such Action at least to the same extent as the Indemnifying Party is itself released.

(b)    The indemnity and contribution obligations contained in this Article III shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party or Indemnifying Party.

(c)    The parties hereto shall, and shall cause their respective Subsidiaries to, cooperate with each other in a reasonable manner with respect to access to unprivileged information and similar matters in connection with any Action.  The provisions of this Article III are for the benefit of, and are intended to create third party beneficiary rights in favor of, each of the Indemnified Parties referred to herein.

Section 3.8     Covenant to Remove Indemnified Party.

Loews and each member of the Lorillard Group agree that at all times henceforth, if an action is commenced by a third party with respect to which any member of either the Loews Group or the Lorillard Group is indemnified pursuant to this Article III, then such member of the Loews Group or the Lorillard Group, as the case may be, shall use its best commercial efforts to cause such defendant to be removed from such Action.  However, nothing in this Section 3.8 will obligate any party to settle any Action.

Section 3.9     Tax Matters.

This Article III shall not apply to any matters to which Article IV applies.

ARTICLE IV

TAX RELATED PROVISIONS

Section 4.1     Non-Taxable Transaction.

Loews and Lorillard intend that the Separation will qualify as a non-taxable transaction under Section 355 of the Code, after which none of Lorillard or its Subsidiaries will be a member of the Loews Consolidated Group.

Section 4.2     Tax Returns and Tax Payments.

(a)    Filing of Tax Returns.

    (i)    Loews shall have the sole and exclusive responsibility for preparing and filing each Tax Return required to be filed after the Deconsolidation Date that includes any member of the Loews Group (each, a “Loews Filed Tax Return”).  Lorillard shall prepare and deliver (at its own cost and expense) to Loews in a manner consistent with past practice pro forma Tax Returns (including work papers) and any other information that Loews deems necessary to prepare and timely file any Loews Filed Tax Return with respect to each member of the Lorillard Group included in, or reflected on, a Loews Filed Tax Return no later than ninety days before the due date for the filing of the relevant Tax Return (giving effect to valid extensions thereof), provided, however, that with respect to the Loews Filed Tax Return of the Loews Consolidated Group for the taxable period ending on December 31, 2008, Lorillard shall prepare and deliver such pro forma Tax Returns and information no later than ninety days after the Deconsolidation Date.  Each member of the Lorillard Group hereby irrevocably authorizes and designates Loews as its agent, coordinator and administrator for the purpose of taking any and all actions necessary or incidental to the filing of any such Loews Filed Tax Returns and, except as otherwise provided in this Article IV, for the purpose of making payments to, or collecting refunds from, any Governmental Entity in respect of a Loews Filed Tax Return.  Except as otherwise provided in this Article IV, Loews shall have the exclusive right to file, prosecute, compromise or settle any claim for, or refund of, Taxes in respect of a Loews Filed Tax Return and to determine whether any refunds of Taxes shall be received by way of refund or credit against a current or future Tax liability.

    (ii)    Lorillard shall have the sole and exclusive responsibility for preparing and filing each Tax Return required to be filed after the Deconsolidation Date that includes any member of the Lorillard Group which is not a Loews Filed Tax Return (each, a “Lorillard Filed Tax Return”).  Except as otherwise required by law, Lorillard shall prepare and file all Lorillard Filed Tax Returns on a basis that is consistent with the Tax Materials and shall not take any position (or make any election) in the preparation and filing of such Lorillard Filed Tax Returns that is inconsistent with any position or election made by Loews in connection with the preparation and filing of any Tax Return of the Loews Consolidated Group that includes any Pre-Deconsolidation Period.

(b)    Obligation to Remit Taxes.

    (i)    Loews and Lorillard shall each remit or cause to be remitted to the applicable Governmental Entity in a timely manner any Taxes due in respect of any Tax Return that such party is required to file.  In the case of any Loews Filed Tax Return or Lorillard Filed Tax Return, for which the party not required to file such Tax Return is obligated under this Article IV to pay all or a portion of the Taxes reported as due on such Tax Return, the party filing such Tax Return shall notify the other party in writing of its obligation to pay such Taxes and the party receiving such notice shall pay such amount to the party filing such Tax Return in accordance with the notice provisions contained in Section 4.4(b).

    (ii)    Not later than thirty days after the Deconsolidation Date, the Lorillard Group shall calculate its Federal Income Tax liability based upon its actual taxable income for its taxable period ending on the Deconsolidation Date and shall pay such amount to Loews, net of any previous estimated Federal Income Tax payments to Loews in respect of the same taxable period.  If Loews and Lorillard determine not later than thirty days after the Deconsolidation Date that the Lorillard Group has, through previous estimated Federal Income Tax payments to Loews, made an overpayment of Federal Income Tax for the taxable period of the Lorillard Group ending on the Deconsolidation Date, Loews will pay an amount equal to such overpayment to the Lorillard Group, but only at such time and only to the extent that Loews is able to apply such overpayment to offset a future estimated Federal Income Tax payment of the Loews Consolidated Group for the taxable period ending on December 31, 2008.  Upon the filing of the relevant Loews Filed Tax Return, a final adjustment payment shall be made by Loews to the Lorillard Group or vice versa, as appropriate, reflecting any difference between the amounts previously paid by the Lorillard Group to Loews in respect of the taxable period of the Lorillard Group ending on the Deconsolidation Date (including any estimated Federal Income Tax payments), any amounts previously paid by Loews to the Lorillard Group relating to overpayments of Federal Income Tax for the taxable period of the Lorillard Group ending on the Deconsolidation Date, and the Federal Income Tax liability of the Lorillard Group for such taxable period as reflected on such Loews Filed Tax Return.

    (iii)    In the event that the Lorillard Group generates a net operating loss during its taxable period ending on the Deconsolidation Date and the Loews Consolidated Group receives a refund from a Governmental Entity or realizes a reduction in otherwise required Tax payments (a “Tax Benefit”) as a result of the use of such net operating loss, not later than 90 days after Loews files the Tax Return of the Loews Consolidated Group in respect of Federal Income Taxes for the taxable period ending on December 31, 2008, Loews shall pay to Lorillard an amount equal to such refund received or Tax Benefit realized; provided, that Loews shall be entitled to reduce the amount of any such payment for its reasonable costs and expenses in obtaining such refund or realizing such Tax Benefit, including any Taxes imposed on the receipt of such refund or realization of such Tax Benefit; provided, further, that in the event, and to the extent, that Loews is required to repay such refund or Tax Benefit, plus any interest, penalties, charges or additions attributable thereto (a “Repayment Amount”), to a Governmental Entity, Lorillard shall pay Loews such Repayment Amount within five Business Days of receiving a written request therefor from Loews.

(c)    Tax Sharing Obligations and Prior Agreements.

    (i)    Loews and the other members of the Loews Group shall be responsible for the payment of (and shall be entitled to any refund of, whether received in cash or applied against future Tax obligations) (1) all Taxes attributable to any member of the Loews Group for any Pre-Deconsolidation Period or Post-Deconsolidation Period other than the Separation Tax Liability and (2) the Separation Tax Liability but only to the extent such Taxes arise solely as a result of any breach of any covenant or any other obligation contained in the Tax Materials or this Agreement by Loews, any other member of the Loews Group or any stockholder of Loews (collectively, the “Loews Taxes”).

    (ii)    Lorillard and the other members of the Lorillard Group shall be responsible for the payment of (and shall be entitled to any refund of, whether received in cash or applied against future Tax obligations) (1) all Taxes attributable to any member of the Lorillard Group and (2) the Separation Tax Liability, except to the extent that the Separation Tax Liability arises solely as a result of any breach of any covenant or any other obligation contained in the Tax Materials or this Agreement by Loews, any other member of the Loews Group or any stockholder of Loews (collectively, the “Lorillard Taxes”).

    (iii)    For purposes of this Article IV, the liability for Federal Income Tax attributable to the members of the Lorillard Group means, for any Pre-Deconsolidation Period, an amount equal to the Federal Income Tax which would have been payable by the Lorillard Group for such taxable period if the Lorillard Group had filed its own consolidated Tax Return in respect of Federal Income Taxes for such taxable period and all prior taxable periods.  In the case of any Loews Filed Tax Return that includes any member of the Lorillard Group only for the portion of the relevant taxable period that ends on the Deconsolidation Date, taxable income, assets or other attributes of the Lorillard Group shall be allocated by Loews to such portion of such taxable period based on an actual or hypothetical closing of the books at the close of the Deconsolidation Date performed by Loews, unless otherwise required by applicable Tax law.

    (iv)    Except to the extent of a Final Determination to the contrary, no member of the Lorillard Group shall take any position on any Tax Return, in connection with any Tax Contest or otherwise that any member of the Loews Group (1) is or has been a member of a combined, consolidated or unitary group of corporations for any Tax purpose that includes a member of the Lorillard Group other than the Loews Consolidated Group or (2) has any liability for any Taxes attributable to any member of the Lorillard Group other than liability imposed under Regulations Section 1.1502-6 with respect to Federal Income Taxes of the Loews Consolidated Group.  In the event that any Governmental Entity challenges such position, (x) Lorillard shall promptly notify Loews of such challenge, (y) Lorillard shall, at its own cost and expense, use its best efforts to contest such challenge, and (z) notwithstanding Lorillard’s control right as set forth in Section 4.5(c), upon request by Loews, Loews shall, at its own cost and expense, be allowed to participate in the handling of any such challenge and Lorillard shall consult with Loews regarding any such challenge, including any correspondence or filings submitted in connection therewith, and regarding strategy and settlement decisions with respect to any such challenge.  Lorillard shall not settle any such challenge without the consent of Loews, which consent shall not be unreasonably withheld, delayed or conditioned.

    (v)    In connection with the Deconsolidation Event, Loews shall determine in accordance with applicable Tax laws the allocation of applicable Tax Assets, if any, among Loews, each other member of the Loews Group, Lorillard and each other member of the Lorillard Group.  In the absence of controlling legal authority or unless otherwise provided in this Agreement, each Tax Asset, if any, shall be allocated to the member of the Loews Group or the Lorillard Group who generated such Tax Asset.

    (vi)    Within thirty days after the Separation Date, Lorillard shall provide such information as Loews reasonably determines is necessary for Loews to calculate the amount of earnings and profits that will be allocated to Lorillard as a result of the Separation, determined in accordance with Section 312(h) of the

Code and applicable Regulations.  Loews shall advise Lorillard in writing of an estimate of such amount within ninety days after the Separation Date and shall provide a final calculation of such amount when available.  Each of Loews and Lorillard agrees to use the earnings and profits allocated pursuant to this provision for all Tax purposes.

    (vii)    Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations under this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Loews Group and any member of the Lorillard Group shall be terminated as of the Deconsolidation Date, and no member of the Loews Group or the Lorillard Group shall have any continuing rights or obligations thereunder.

(d)    Amended Tax Returns.

    (i)    Lorillard shall not, and shall not permit any other member of the Lorillard Group to, file any amended Tax Return that includes any member of the Loews Group.

    (ii)    Loews shall not, and shall not permit any other member of the Loews Group to, file any amended Tax Return that includes any member of the Lorillard Group and that has an adverse effect on Lorillard without the prior written consent of Lorillard, which shall not be unreasonably withheld, delayed or conditioned.  Receipt of consent by Loews or any other member of the Loews Group from Lorillard under the provisions of this Section 4.2(d)(ii) shall not limit or modify Loews’s continuing indemnification obligation under Section 4.4(a)(i).

(e)    Carrybacks from Post-Deconsolidation Period.

    (i)    Except as otherwise required by applicable Tax law, each of Lorillard and the other members of the Lorillard Group hereby agrees to relinquish, and make or cause to be made, any available elections and take any other actions required to relinquish, the right to claim in any Pre-Deconsolidation Period of the Lorillard Group any Carryback Item arising in any Post-Deconsolidation Period of the Lorillard Group.

    (ii)    Notwithstanding Section 4.2(e)(i), if Lorillard or any other member of the Lorillard Group is required by applicable Tax law to carry back a Carryback Item arising in a Post-Deconsolidation Period to a Pre-Deconsolidation Period, then (1) any Carryback Item of any member of the Loews Group that may be carried back to the same Pre-Deconsolidation Period shall be used before any Carryback Item of any member of the Lorillard Group unless expressly prohibited by applicable Tax law, and (2) to the extent the Carryback Item of any member of the Lorillard Group is used in a Pre-Deconsolidation Period and any member of the Loews Group receives a refund from a Governmental Entity or realizes a Tax Benefit as a result of the use of such Carryback Item, Loews shall pay Lorillard an amount equal to such refund received or Tax Benefit realized within thirty days following either the receipt of such refund or the filing of the Tax Return reflecting the realization of such Tax Benefit; provided, that Loews shall be entitled to reduce the amount of any such payment for its reasonable costs and expenses in obtaining such refund or realizing such Tax Benefit, including any Taxes imposed on the receipt of such refund or realization of such Tax Benefit; provided, further, that in the event, and to the extent, that Loews is required to repay a Repayment Amount to a Governmental Entity, Lorillard shall pay Loews such Repayment Amount within five Business Days of receiving a written request therefor from Loews.

Section 4.3    Representations and Covenants.

(a)    Compliance with the Ruling and Tax Opinion.

    (i)      Loews hereby represents and warrants that (1) it has examined final copies (or, if final copies are not available, drafts in substantially finalized form) of (A) the private letter ruling received from the IRS by Loews related to the Separation (the “Ruling”) with respect to the transactions addressed therein, (B) the Tax Opinion, (C) the Ruling Request, (D) the Tax Certificate and (E) any other materials delivered or deliverable in connection with the issuance of the Ruling and the rendering of the Tax Opinion (collectively, the “Tax Materials”) and (2) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Loews or any other member of the Loews Group, were, at the time presented or represented and from such time until and including the date hereof true, correct and complete in all material respects.  Loews hereby reaffirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Loews or any other member of the Loews Group.

    (ii)      Lorillard (on behalf of itself and all other members of the Lorillard Group) hereby represents and warrants that (1) it has examined the Tax Materials, (2) the facts presented and representations made therein, to the extent descriptive of or otherwise relating to Lorillard or any other member of the Lorillard Group, were, at the time presented or represented and from such time until and including the date hereof true, correct and complete in all material respects, and (3) it has not entered into any agreement, understanding, or arrangement, and has not had substantial negotiations (each within the meaning of Section 355(e) of the Code and applicable Regulations) regarding the acquisition of Lorillard or any other member of the Lorillard Group at any time during the two-year period ending on the date hereof, and shall neither enter into any such agreement, understanding, or arrangement, nor have any such substantial negotiations, between the date hereof and the Deconsolidation Date.  Lorillard (on behalf of itself and all other members of the Lorillard Group) hereby reaffirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Lorillard or any other member of the Lorillard Group.

    (iii)    Each party to this Agreement shall deliver a certificate of an officer or other appropriate authorized representative affirming the truth and accuracy of the representations and warranties of such party and compliance with the covenants of such party set forth in this Section 4.3(a) and such other matters reasonably requested by another party hereto.  Such certificates shall be dated as of the Effective Date and, if requested by any party hereto, the closing date of the Exchange Offer and /or the Contingent Dividend.  Skadden shall be entitled to rely on any such certificate in connection with rendering the Tax Opinion.

(b)    Prohibited Acts.  Except as provided in Section 4.3(c), no member of the Lorillard Group shall take or permit to be taken any action or fail to take any other action at any time, which action or failure to act may (x) preclude the Separation from qualifying as tax-free under Section 355 of the Code (or any corresponding provisions of any successor statute and any similar provision of state or local Tax law) or (y) cause Loews, any other member of the Loews Group, or any stockholder of Loews that receives Lorillard common stock in the Separation to recognize gain or loss, or otherwise include any amount in income, as a result of the Separation for Tax purposes (except with respect to gain or loss recognized by Loews’s stockholders with respect to cash received in lieu of fractional shares of Lorillard common stock).  Without limiting the generality of the foregoing, except as provided in Section 4.3(c), Lorillard (on behalf of itself and all other members of the Lorillard Group) hereby covenants and agrees that no member of the Lorillard Group shall take or permit to be taken within two years of the Separation Date the following actions:

    (i)     any Proposed Acquisition Transaction or approval of any Proposed Acquisition Transaction for any purpose;

    (ii)     the issuance of any Lorillard equity (including any instrument that is convertible or exchangeable into such equity) or rights to acquire any Lorillard equity (other than (1) any such issuance qualifying under Regulations Section 1.355-7(d)(8) in connection with the performance of services or (2) any issuances which, in the aggregate, would not result in a Proposed Acquisition Transaction);

    (iii)    redemptions or repurchases of any Lorillard equity (except to the extent consistent with the requirements of Revenue Procedure 96-30, 1996-1 C.B. 696, and statements made with respect thereto in the Tax Materials, provided that Lorillard shall provide written notification to Loews of any such redemptions or repurchases within twenty (20) days thereof);

    (iv)    recapitalizations or other dispositions of, or modifications to the terms of, any Lorillard equity;

    (v)    any liquidation, merger or consolidation involving any member of the Lorillard Group;

    (vi)    any sale or other disposition of all or substantially all of the assets of any member of the Lorillard Group in a single transaction or series of related transactions;

    (vii)    the disposition or discontinuance of the operation of the Lorillard Group’s active trade or business used to satisfy Section 355(b) of the Code in the Ruling; or

    (viii)    actions or positions inconsistent with any representation or covenant of Lorillard or any member of the Lorillard Group contained in Section 4.3(a)(ii) or Section 4.6(b); (all of such actions in this subsection are collectively referred to as the “Prohibited Acts”).

(c)    Requirement for Prohibited Acts.  Lorillard or any other member of the Lorillard Group may take any of the Prohibited Acts if (i) Lorillard provides notification, upon determining that it desires to pursue such action, to Loews of its plans with respect to such action, and promptly responds to any inquiries made by Loews following such notification, and (ii) prior to taking such action, obtains, at its own cost and expense, either an unqualified written opinion of a nationally recognized law firm, or a supplemental ruling from the IRS, in either case in form and substance reasonably acceptable to Loews, that the taking of such action will not (x) preclude the Separation from qualifying as tax-free under Section 355 of the Code (or any corresponding provisions of any successor statute and any similar provision of state or local Tax law) or (y) cause Loews, any other member of the Loews Group, or any stockholder of Loews that receives Lorillard common stock in the Separation to recognize gain or loss, or otherwise include any amount in income, as a result of the Separation for Tax purposes (except with respect to gain or loss recognized by Loews’s stockholders with respect to cash received in lieu of fractional shares of Lorillard common stock); provided, however, that (A) no request for a supplemental ruling shall be made prior to obtaining Loews’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned, and (B) Loews shall have the right to participate in the preparation of all correspondence and in all calls, meetings and similar events related to obtaining such supplemental ruling.  Receipt of an opinion or a supplemental ruling by Lorillard or any other member of the Lorillard Group under the provisions of this Section 4.3(c) shall not limit or modify Lorillard’s continuing indemnification obligation under Section 4.4(a)(ii).

Section 4.4     Indemnity Obligations and Payments.

(a)    Indemnity Obligations.

    (i)    Each member of the Loews Group, jointly and severally, shall indemnify and hold harmless each member of the Lorillard Group and each of its officers, directors, and employees from and against, and will reimburse such Persons for all Losses attributable to Loews Taxes.

    (ii)    Notwithstanding whether any action is permitted or consented to hereunder and notwithstanding anything to the contrary contained in this Agreement, each member of the Lorillard Group, jointly and severally, shall indemnify and hold harmless each member of the Loews Group and each of its officers, directors, and employees from and against, and will reimburse such Persons for (1) all Losses attributable to Lorillard Taxes and (2) all Taxes and other Losses arising out of, based upon or relating or attributable to any breach of any representation, covenant or obligation of any member of the Lorillard Group under this Article IV.

(b)   Notice.  An Indemnified Party making a claim for indemnification under this Article IV shall provide the Indemnifying Party from whom such indemnification is sought with written notice of such claim describing such claim in reasonable detail and accompanied by reasonable documentation supporting such claim no later than twenty (20) Business Days after the Indemnified Party (i) files a Tax Return reporting Taxes due which are subject to indemnification or (ii) receives written notice from a Governmental Entity with respect to Taxes that may be subject to indemnification under this Article IV; provided, however, that the failure of the Indemnified Party to give notice as provided in this Section 4.4(b) shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by the failure to give notice.

(c)    Indemnification Payments.  The Indemnifying Party shall pay the Indemnified Party the amount of any claim made under this Article IV within three Business Days of receipt of written notice of such claim; provided, however, that if such claim is still subject to the outcome of any Tax Contest, then payment shall not be due until ten (10) Business Days after such claim either is resolved through a Final Determination, or prior to a Final

Determination, if the Indemnified Party and the Indemnifying Party agree on the indemnification obligation under this Article IV with respect to such claim.

(d)    Treatment of Payments.  Any payment made between the parties pursuant to this Agreement shall be treated, for all Tax purposes and to the extent permitted by law, as a contribution by Loews to Lorillard or a distribution by Lorillard to Loews, as the case may be, occurring immediately prior to the Deconsolidation Date.  If the recipient of such payment (or any member of its Group) is subject to Tax attributable, directly or indirectly, to the receipt of such payment, the payor shall reimburse the recipient for all Losses attributable to such Tax liability and pay to the recipient an additional amount that, when added to any other payment otherwise required to be made, will result in the recipient receiving and retaining an amount equal to such other payment, after taking into account all Taxes payable by the recipient (or any member of its Group) that are attributable to the receipt of such other payment and such additional amount.

(e)    The provisions of this Article IV are for the benefit of, and are intended to create third party beneficiary rights in favor of, each of the Indemnified Parties referred to herein.

Section 4.5     Tax Contests.

(a)    Notice.

    (i)    If an Indemnified Party becomes aware of any pending or threatened Tax Contest in respect of which indemnity may be sought under this Article IV, such Indemnified Party shall promptly notify the Indemnifying Party.  The failure of the Indemnified Party  to give notice as provided in this Section 4.5(a) shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by the failure to give notice.

    (ii)    The Indemnified Party shall submit to the Indemnifying Party a list of all fees and expenses at the end of the calendar month in which such fees and expenses are incurred, and the Indemnifying Party shall reimburse the Indemnified Party for such fees and expenses within thirty days of the receipt of such list.

(b)    Control of Tax Contests by Loews.  Loews shall have the sole responsibility and control over the handling of any pending or threatened Tax Contest, including the exclusive right to communicate with agents of the Governmental Entity and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, involving any Loews Filed Tax Return; provided, however, that Loews shall be obligated to act in good faith with respect to any Tax Contest which involves a Tax or adjustment for which Lorillard is liable pursuant to this Article IV.  Specifically, Loews shall, in good faith, (i) consult with Lorillard regarding its comments with respect to any such Tax Contest, including any correspondence or filings submitted in connection therewith, (ii) consult with Lorillard as to strategy and settlement decisions with respect to any such Tax Contest, and (iii) use its best efforts to arrive at a settlement of any such Tax Contest that reflects the ultimate merits of the issues without taking into account the fact that Lorillard is liable for the Tax or adjustment under this Article IV.

(c)    Control of Tax Contests by Lorillard.  Lorillard shall have the full responsibility and control over the handling of any pending or threatened Tax Contest, including the exclusive right to communicate with agents of the Governmental Entity and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, involving any Lorillard Filed Tax Return; provided, however, that Lorillard shall be obligated to act in good faith with respect to any Tax Contest which involves a Tax or adjustment for which Loews is liable pursuant to this Article IV.  Specifically, Lorillard shall, in good faith, (i) consult with Loews regarding its comments with respect to any such Tax Contest, including any correspondence or filings submitted in connection therewith, (ii) consult with Loews as to strategy and settlement decisions with respect to any such Tax Contest, and (iii) use its best efforts to arrive at a settlement of any such Tax Contest that reflects the ultimate merits of the issues without taking into account the fact that Loews is liable for the Tax or adjustment under this Article IV.

(d)    Exclusivity.  The procedures set forth in this Section 4.5 and not in Article III shall govern for all claims for indemnification relating to Taxes.

Section 4.6     Cooperation; Retention of Records; Access; Confidentiality.

(a)    General.  Each party shall fully cooperate, and shall cause all members of such party’s Group (the Loews Group or the Lorillard Group) to fully cooperate, with the other party in connection with the preparation and filing of any Tax Return or the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any issues or any other matter contemplated under this Article IV.  Each party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

(b)    Consistent Treatment.  Unless and until there has been a Final Determination to the contrary, no member of the Loews Group or the Lorillard Group shall take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (i) the allocation of Taxes, Tax Assets and earnings and profits between the Loews Group and the Lorillard Group as set forth in this Article IV, (ii) the Ruling or (iii) the Tax Opinion.

(c)    Retention of Tax Records.  For as  long as the contents thereof may become material in the administration of any matter under applicable Tax law, but in any event until the later of (x) the expiration of any applicable statutes of limitation (as extended), and (y) seven years after the Separation Date, the parties shall retain records, documents, work papers, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of any member of either the Loews Group or the Lorillard Group for any Pre-Deconsolidation Period or any Post-Deconsolidation Period or for any Tax Contests relating to such Tax Returns (collectively, the “Tax Records”).  At any time after the Deconsolidation Date that Lorillard proposes to destroy any such Tax Records, it shall first notify Loews in writing and Loews shall be entitled to receive such Tax Records proposed to be destroyed which could affect the liability of any member of the Loews Group for Taxes.  At any time after the Deconsolidation Date that Loews proposes to destroy any such Tax Records, it shall first notify Lorillard in writing and Lorillard shall be entitled to receive that portion of such Tax Records proposed to be destroyed that relates solely to Lorillard Taxes for taxable periods beginning on or before the Deconsolidation Date and that could reasonably affect the liability of any member of the Lorillard Group for Taxes.

(d)    Access.  Lorillard shall make available, and cause the other members of the Lorillard Group to make available, to members of the Loews Group and their advisors and representatives all Tax Records in their possession that relate to any taxable period beginning on or before the Separation Date.  At Lorillard’s reasonable request, Loews shall provide to Lorillard and its advisors and representatives a copy of that portion, and only that portion, of any Tax Record in its possession that relates to Lorillard Taxes for taxable periods beginning on or before the Deconsolidation Date and that is reasonably necessary for the preparation of a Tax Return of a member of the Lorillard Group or with respect to a Tax Contest of such Tax Return.

(e)    Confidentiality.  Each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Article IV (except to the extent that such information can be shown to have been (i) in the public domain through no fault of such party, (ii) later lawfully acquired from other sources not known to be under a duty of confidentiality by the party to which it was furnished, or (iii) independently developed), and each party shall not release or disclose such information to any other Person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 4.6(e).  Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

Section 4.7     Further Assurances.

Subject to the provisions hereof, the parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Article IV.

Section 4.8     Dispute Resolution.

In the event of any disagreement arising under this Article IV, including any dispute in connection with a claim by a third party (a “Tax Dispute”), the parties shall promptly notify the chief financial officer of each of Loews and Lorillard (each, a “CFO” and, together, the “CFOs”) of such Tax Dispute, who together shall attempt in good faith to resolve such Tax Dispute.  If such Tax Dispute is not resolved within seven Business Days following the date on which the CFOs receive notification, the parties shall jointly retain an independent, nationally recognized law or accounting firm which must be located in New York, New York (the “Tax Advisor”) to act as an arbitrator in order to resolve the Tax Dispute.  The Tax Advisor’s determination as to any Tax Dispute shall be made in accordance with the terms of this Article IV and shall be final and binding on the parties and not subject to collateral attack for any reason (other than manifest error).  All fees and expenses of the Tax Advisor shall be shared equally by Loews and Lorillard.

ARTICLE V

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER, DISPOSITION AND
DIVESTITURE

Section 5.1     Consolidation, Merger, Conveyance, Transfer, Disposition and Divestiture.

(a)    If any member of the Lorillard Group enters into a letter of intent, agreement in principle (or other agreement whether or not subject to conditions) or enters into a binding agreement to (i) consolidate with or merge into any other Person (other than another member of the Lorillard Group that is a party to this Agreement) or (ii) convey, transfer or otherwise dispose of or divest (including by way of sale, assignment, license, lease, pledge or hypothecation) all or a significant portion of its properties or assets to any other Person (other than another member of the Lorillard Group that is a party to this Agreement), then such member of the Lorillard Group shall promptly, but in no event later than one Business Day following such event, provide notice to Loews of such event; provided, however, that the failure of such member of the Lorillard Group to deliver said notice shall not release such party from its obligations hereunder.

(b)    If any member of the Lorillard Group (i) consolidates with or merges into any other Person (other than another member of the Lorillard Group that is a party to this Agreement) or (ii) conveys, transfers or otherwise disposes of or divests (including by way of sale, assignment, license, lease, pledge or hypothecation) all or a significant portion of its properties or assets to any other Person (other than another member of the Lorillard Group that is a party to this Agreement), then as a condition to the effectiveness of such consolidation, merger, conveyance, transfer, disposition or divestiture, such other Person shall automatically become jointly and severally bound by all of the obligations hereunder of each party hereto that is a member of the Lorillard Group, and shall further evidence such obligation by executing and delivering to Loews prior to or at the time of such consolidation, merger, conveyance, transfer, disposition or divestiture a written agreement substantially in the form attached hereto as Exhibit A.

(c)    For purposes of this Section 5.1, any equity security or equity interest of Lorillard Licensing Company, LLC and any interest in the intellectual property owned by Lorillard Licensing Company, LLC will be deemed a “significant portion” of the properties or assets of each of Lorillard and Lorillard Licensing Company, LLC.

(d)    Any consolidation, merger, conveyance, transfer, disposition or divestiture in violation of this Section 5.1 shall be void.

(e)    Lorillard shall describe its obligations under this Agreement, including specifically those provided for in this Article V, in each set of annual audited financial statements or interim unaudited financial statements that is included in any Filing that it makes with the SEC.

ARTICLE VI

DISPUTE RESOLUTION

Section 6.1     Negotiation.

In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to, this Agreement (collectively, “Agreement Disputes”), the general counsels of Lorillard and Loews and/or such other executive officer designated by the relevant party shall in good faith negotiate for a reasonable period of time to settle such Agreement Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the relevant parties in writing, exceed thirty days from the time of receipt by any such party of written notice of such Agreement Dispute (“Dispute Notice”); provided, further, that in the event of any arbitration in accordance with Section 6.2 hereof, the relevant parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Agreement Dispute has been resolved.

Section 6.2     Arbitration.

If the Agreement Dispute has not been resolved for any reason after thirty days have elapsed from the receipt by a party thereto of a Dispute Notice, such Agreement Dispute shall be determined, at the request of any relevant party, by arbitration conducted in New York City, before and in accordance with the then-existing Commercial Arbitration Rules of the American Arbitration Association (“AAA”), except as modified herein (the “Rules”). There shall be three arbitrators. Each of Loews and Lorillard shall appoint one arbitrator within thirty (30) days of receipt by respondent of a copy of the demand for arbitration. The two party-appointed arbitrators shall have thirty (30) days from the appointment of the second arbitrator to agree on a third arbitrator who shall chair the arbitral tribunal. Any arbitrator not timely appointed by the parties shall be appointed by the AAA upon the written request of either Loews or Lorillard within thirty (30) days of such request in accordance with the listing, ranking and striking method in the Rules, and in any such procedure, each party shall be given a limited number of strikes, excluding strikes for cause. The hearing shall be held no later than one hundred twenty (120) days following the appointment of the third arbitrator.  Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether any Person is bound to arbitrate, or as to the interpretation of enforceability of this Article VI shall be determined by the arbitrators. In resolving any Agreement Dispute, the parties intend that the arbitrators shall apply the substantive laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrators shall be final and binding on the parties. The parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including (a) the Supreme Court of the State of New York, New York County, or (b) the United States District Court for the Southern District of New York. The arbitrators shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrators shall not be entitled to award punitive, exemplary, treble or any other form of non-compensatory damages unless in connection with indemnification for a Third Party Claim (and in such a case, only to the extent awarded in such Third Party Claim). Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the relevant parties or permitted by this Agreement, the relevant parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to the arbitration or the award, and any negotiations, conferences and discussions pursuant to this Article VI shall be treated as compromise and settlement negotiations; provided, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by law, rule, regulation or legal process. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. Nothing contained herein is intended to or shall be construed to prevent any party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

Section 6.3     Costs and Expenses.

Loews and Lorillard will bear equally all fees, costs, disbursements and other expenses of the arbitration, and each of them shall be solely responsible for all fees, costs, disbursements and other expenses incurred in the preparation and prosecution of its case; provided, that in the event that a party fails to comply with the orders or decision of the arbitral tribunal, then such non-complying party shall be liable for all costs and expenses (including, without limitation, attorneys fees) incurred by the other party in its effort to obtain either an order to compel, or an enforcement of an award, from a court of competent jurisdiction.

Section 6.4     Confidentiality of Arbitration Proceedings.

Except to the extent necessary in connection with arbitration of any Agreement Dispute, a court challenge to the arbitration contemplated by Section 6.2 hereof or for enforcement of an arbitral award, information concerning (i) the existence of an arbitration pursuant to Section 6.2 hereof, (ii) any documentary or other evidence given by a party or a witness in the arbitration and (iii) the arbitration award may not be disclosed by the tribunal administrator, the arbitrators, any party or its counsel to any Person or entity not connected with the proceeding unless required by law, rule, regulation or legal process, and then only to the extent of disclosing what is legally required.  A party filing any document arising out of or relating to any arbitration in court shall seek from the court confidential treatment for such document.

Section 6.5     Tax Matters.

This Article VI shall not apply to any matters to which Article IV applies.

ARTICLE VII

OTHER PROVISIONS

Section 7.1     Treatment of Carolina Group 2002 Stock Option Plan.

 Each of Loews and Lorillard shall take all actions necessary so that each option to purchase shares of CG Stock (each, a “CG Option”) and each stock appreciation right to be settled in shares of CG Stock (each, a “CG SAR”) issued under the Carolina Group 2002 Stock Option Plan which is outstanding and unexercised immediately prior to the Effective Date shall be assumed as of such date by Lorillard and shall be converted into, as applicable, either (a) an option to purchase the same number of shares of Lorillard common stock as was subject to the CG Option being assumed, at the same exercise price, for the same remaining period and subject to the same terms and conditions (including those relating to vesting) applicable to the CG Option being assumed, or (b) a stock appreciation right with respect to the same number of shares of Lorillard common stock as were subject to the CG SAR being assumed, at the same exercise price, for the same remaining period and subject to the same terms and conditions (including those relating to vesting) applicable to the CG SAR being assumed.  Effective as of the Effective Date, Lorillard shall assume the Carolina Group 2002 Stock Option Plan.

Section 7.2     Provision of Information.

(a)    If, from time to time after the Effective Date, Loews determines in good faith that it requires financial or other information related to Lorillard or any other member of the Lorillard Group for the purpose of complying with its obligations under the federal securities laws, including for use in connection with any Filing, then Lorillard shall promptly provide such information to Loews upon request.

(b)    If, from time to time after the Effective Date, Lorillard determines in good faith that it requires financial or other information related to Loews for the purpose of complying with its obligations under the federal securities laws, including for use in connection with any Filing, then Loews shall promptly provide such information to Lorillard upon request.

Section 7.3     Binding Effect.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their successors and assigns (including, but not limited to, any successor of Loews or Lorillard succeeding to the Tax attributes of such party under Section 381 of the Code), except as expressly otherwise provided herein.  All references in this Agreement to the equity of any member of the Lorillard Group shall also mean and refer to the equivalent securities of or ownership interest in any successor to such Lorillard Group member.

Section 7.4     No Assignment.

Except as otherwise provided for in this Agreement, neither this Agreement nor any of the rights, interests or obligations of any party hereto may be assigned by such party without the prior written consent of the other parties, other than an assignment by any party to this Agreement of all of its rights, interests or obligations hereunder to its successor.

Section 7.5     No Third Party Beneficiaries.

Nothing in this Agreement shall convey any rights upon any Person or entity which is not a party or a permitted assignee of a party to this Agreement, except with respect to released Persons and Indemnified Parties under Article III and Article IV.

Section 7.6     Notices.

All notices and other communications provided for hereunder shall be dated and in writing and shall be deemed to have been given (a) when delivered, if delivered personally, sent by confirmed telecopy or sent by registered or certified mail, return receipt requested, postage prepaid, (b) on the next Business Day if sent by overnight courier, and (c) when received if delivered otherwise.  Such notices shall be delivered to the address set forth below, or to such other address as any party shall furnish to each other party.

If to Loews or any other member of the Loews Group, to:

General Counsel
Loews Corporation
667 Madison Avenue
New York, New York 10065-8087
Phone: (212) 521-2000
Fax: (212) 521-2997

If to Lorillard or any other member of the Lorillard Group, to:

General Counsel
Lorillard, Inc.
714 Green Valley Road
Greensboro, North Carolina 27408-7018
Phone: (336) 335-7718
Facsimile: (336) 335-7707

Section 7.7     Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights and duties of the parties shall be governed by, the laws of the State of New York without regard to any principles of conflicts of law or choice of law that would mandate the application of laws of another jurisdiction.

Section 7.8     Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.9     Severability.

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.  To the extent that any such provision is so held to be invalid, illegal or unenforceable, Loews and Lorillard shall in good faith use their best efforts to find and effect an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

Section 7.10   Amendment, Modification and Termination.

This Agreement may be amended, modified, supplemented or terminated only by written agreement executed by all of the parties hereto or their respective successors, provided, however, this Agreement may be terminated by Loews at any time and for any reason prior to the Effective Date.

Section 7.11   Entire Agreement.

This Agreement, including any schedules or exhibits annexed hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersedes all previous negotiations, commitments and writings with respect to such subject matter.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein.

Section 7.12   No Circumvention.

The parties, on behalf of themselves and their successors, agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such party’s Group or any successor to such Person to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any party to successfully pursue indemnification, contribution or payment pursuant to Article III or Article IV).

Section 7.13   Descriptive Headings.

The descriptive headings of the several articles and sections of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.14   Drafting of Language.

Each of the parties hereto agrees that the drafting of the language contained in this Agreement was a cooperative effort, that each party was equally responsible for such drafting and that it would be inequitable for any party to be deemed the “drafter” of any specific language contained herein pursuant to any judicial doctrine or presumption relating thereto.

IN WITNESS HEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

LOEWS CORPORATION

By:	/s/ Gary W. Garson
Name: Gary W. Garson
Title: Senior Vice President, Secretary
and General Counsel

LORILLARD, INC.

By:	/s/ Ronald S. Milstein
Name: Ronald S. Milstein
Title: Senior Vice President, Legal
and External Affairs, General
Counsel and Secretary

LORILLARD TOBACCO COMPANY

By:	/s/ Ronald S. Milstein
Name: Ronald S. Milstein
Title: Senior Vice President, Legal
and External Affairs, General
Counsel and Secretary

LORILLARD LICENSING COMPANY, LLC

By:	/s/ Victor Lindsley
Name: Victor Lindsley
Title: Member of the Board of Directors

Signature Page to Separation Agreement

ONE PARK MEDIA SERVICES, INC.

By:	/s/ Ronald S. Milstein
Name: Ronald S. Milstein
Title: Vice President and Assistant Secretary

PLISA S.A.

By:	/s/ Vincent Losito
Name: Vincent Losito
Title: Member of the Board of Directors

Signature Page to Separation Agreement

Exhibit A

Form of Assumption Agreement

Date: __________________

Loews Corporation
Attention: General Counsel
667 Madison Avenue
New York, New York 10065-8087

Ladies and Gentlemen:

Reference is made to the Separation Agreement (the “Separation Agreement”), dated as of May 7, 2008, by and among Loews Corporation, a Delaware corporation (“Loews”), Lorillard, Inc., a Delaware corporation (“Lorillard”), the Subsidiaries of Lorillard named therein and any other Person who later becomes a party to the Separation Agreement by an agreement substantially similar hereto or otherwise pursuant to Section 5.1 of the Separation Agreement. Capitalized terms used but not defined herein have the meanings given in the Separation Agreement.

1.    Assumption.  The undersigned hereby (i) acknowledges that it has received and reviewed a complete copy of the Separation Agreement, and (ii) agrees that, upon its execution of this Agreement, it shall become a party to the Separation Agreement as a member of the Lorillard Group and shall be fully bound by, and subject to, all of the terms, conditions and other provisions of the Separation Agreement that are binding upon a member of the Lorillard Group with all attendant rights, duties and obligations stated therein, with the same force and effect as if the undersigned had executed the Separation Agreement on the date thereof.

2.    Notice.  Section 7.6 of the Separation Agreement is hereby supplemented to reflect the undersigned party’s address for notices:

Contact:
Entity:
Address:

Facsimile:

Exhibit A-1

            3.    Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights and duties of the parties hereto shall be governed by, the laws of the State of New York without regard to any principles of conflicts of law or choice of law that would mandate the application of laws of another jurisdiction.

4.    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.    Amendment and Modification.  This Agreement may be amended, modified or supplemented only by written agreement executed by all of the parties to the Separation Agreement or their respective successors.

6.    Descriptive Headings.  The descriptive headings of the several sections of this Agreement are inserted for reference only and shall not limit or otherwise affect the meaning of such sections.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Entity:

By:
Name:
Title:

Acknowledged by:

LOEWS CORPORATION

Name:
Title:

Exhibit A-2